EMPLOYMENT AGREEMENT

THIS AGREEMENT (this "Agreement") is made effective as of the first day of October, 2013, between Duma Energy Corp., a Nevada corporation doing business at 800 Gessner, Suite 200, Houston, Texas 77024 (the "Company"), and Jeremy Glenn Driver, a Texas resident (the "Employee"), together referred to hereinafter as the "Parties."

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment The Company shall employ Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the effective date and ending on the Termination Date, as defined in Section 4 hereof (the "Employment Period").

2.     Position and Duties

(a)     During the Employment Period, Employee shall serve as the Company's (and its subsidiaries, where appropriate) President and Chief Executive Officer and shall be responsible for such duties as are normally performed by persons serving in such a position in companies similarly situated with Company, as well as any other duties as may be reasonably prescribed by the Board of Directors of the Company (the "Board"). Employee will report to the Board.

(b)     While this Agreement remains in force and effect, Employee will act in the best interests of the Company and devote full-time to the Company's business and affairs, performing his work in a competent and efficient manner and at all times in compliance with the business policies of the Company.

3.     Base Salary and Benefits

(a)     Employee's initial base salary for the term of this Agreement shall be $175,000.00 per year (the "Base Salary"). The Base Salary shall be payable in approximately equal installments in accordance with the Company's general payroll practices (but at least monthly) and shall be subject to required withholding.

(b)     The Company shall reimburse Employee for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time for its employees with respect to travel, entertainment and other business expenses, subject to the Company's requirements for its employees with respect to reporting and documentation of such expenses.

(c)     Employee shall be entitled to four (4) weeks of vacation per year, including up to two (2) weeks of sick leave, during which times his compensation shall be paid in full. Any un-used vacation time shall be forfeited and not carried over to future periods.

(d)     Employee shall be eligible to participate, to the extent Employee meets all eligibility requirements of general application, in each of the employee benefit plans maintained by Employer from time to time in which employees of Employer generally are eligible to participate, including by way of illustration, any 401K Plan, group medical, dental, life and AD&D plans. Employee shall also be entitled to participate in the award of any stock options, warrants, or other forms of non-cash compensation that may be offered to qualified employees by the Board in its discretion.

(e)     In the event of a "Change of Control" (see definition below), should Employee cease to be an Employee of the Company or its successor, by reason of (i) involuntary termination by the Company or its successor other than for Cause any time within one year of a Change of Control, or (ii) voluntary termination by Employee for any reason within 90 days of such Change of Control event, as a severance payment the Company shall continue to pay Employee his then current salary for a one (1) year period beginning on the Termination Date.

4.     Term and Termination

(a)     This Agreement shall be effective on the date first above written and continue for one (1) year, ending on the first anniversary date of execution unless extended as provided below. This Agreement may be terminated at any time: (i) by Employee's resignation with or without Good Reason (as defined below), (ii) by Employee's death or Disability (as defined below), or (iii) by the Company with or without Cause (as defined below). The effective term of this Agreement shall be automatically extended for consecutive one (1) year periods unless written notice not to extend is given by either party to the other party not less than sixty (60) days prior to the date any extension period is to commence. The date on which Employee's employment with the Company ends is referred to herein as the "Termination Date", with sixty (60) days advance written notice required.

(b)     (i)     If Employee's employment with the Company is terminated by the Company for Cause, or by Employee without Good Reason, Employee shall not be entitled to a severance payment and will not receive his Base Salary beyond the Termination Date.

          (ii)     If Employee's employment with the Company is terminated by the Company for any reason other than for Cause ("without Cause"), or if Employee terminates his employment for Good Reason, Employee shall be entitled to receive as a severance payment, his then current Base Salary for a period of one (1) year following the Termination Date.

         (iii)     If Employee's employment with the Company is terminated by Employee's death or Disability, Employee or his heirs or designee(s) shall be entitled to continue to receive his Base Salary for a period of six (6) months following the Termination Date.

(c)     All of Employee's rights to benefits provided by the Company or any affiliate of or successor to the Company shall cease upon the Termination Date, except to the extent required by law.

(d)     For purposes of this Agreement, the following terms shall have the meanings set forth below:

"Cause" shall mean (i) the conviction of Employee for a felony, a crime involving moral turpitude, or a plea of guilty or no lo contendre by Employee to a charge of any such crime, (ii) Employee's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, (iii) Employee's perpetration or attempted perpetration of fraud, or Employee's participation in a fraud or an attempted fraud on the Company, or Employee's unauthorized appropriation or attempted appropriation of any tangible or intangible material asset or property of the Company, (iv) Employee's dishonesty with respect to any matter concerning the Company, or (v) Employee's substantial and repeated failure to perform his duties hereunder in accordance with the reasonable directions of the Board.

"Change of Control" shall mean (i) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then issued and outstanding stock of the Company; or (ii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "business combination"), unless, following such business combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the common stock immediately prior to such business combination beneficially own, directly or indirectly, 50% or more of the common stock or membership interests, as the case may be, of the entity resulting from such business combination; or (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

"Disability" shall mean any illness, disability or incapacity of such a character as to render Employee unable to perform Employee's primary duties hereunder for a period of ninety (90) consecutive days, as determined in the discretion of the Board.

"Good Reason" shall mean (i) material breach by the Company of its obligations under this Agreement, including the failure of the Company to pay Employee the Base Salary or any other payment or benefit due Employee hereunder; (ii) any action of the Company that results in a material diminishment in Employee's functions or responsibilities, or any attempt by the Company to cause Employee to relocate outside the city of Houston as a requirement of his continued employment; (iii) any reduction in Employee's Base Salary; or (iv) any material reduction of benefits unless the same reduction is applicable generally to all employees of the Company.

(e)     A termination of this Agreement pursuant to its terms on the Expiration Date or any subsequent anniversary date, shall not in and of itself constitute a termination of Employee's employment with the Company. At such time, unless the Company or the Employee terminates Employee's employment with the Company, Employee shall become an employee at-will of the Company.

5.     Confidential Information Employee acknowledges that the information and data obtained by him while employed by the Company concerning the business or affairs of the Company reasonably considered to be of a confidential nature ("Confidential Information") are the property of the Company. The Company agrees, in consideration for Employee's agreement to the various terms of this Agreement, to provide Employee with Confidential Information belonging to the Company. Employee agrees that he shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Company's board of directors, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions, or is otherwise known to Employee from independent sources outside of Employee's employment with the Company. Employee shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information or the business of the Company which he may then possess or have under his control. Nothing herein shall prohibit Employee's disclosure of Confidential Information as directed by judicial, administrative or other governmental law, rule, regulation or order provided that Employee shall, to the extent possible, give immediate notice to the Company of any disclosure of Confidential Information so required in order for the Company to seek a protective order if it so desires.

6.     Restrictive Covenants

(a)     In further consideration of the compensation to be paid to Employee hereunder and the obligations of the Company under this Agreement, Employee acknowledges that in the course of his employment with the Company he shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and that his services have a special, unique and extraordinary value to the Company. Therefore, Employee agrees that for one (1) year after his termination by the Company for Cause, or his own termination of employment without Good Reason (the "Restricted Period"), he shall not as an employee, consultant, advisor, agent, shareholder, independent contractor, investor, partner, member, owner or otherwise act or engage in activity that directly competes with or has or could reasonably be expected to have a material adverse economic effect on any of the activities or business of the Company. Nothing herein shall prohibit Employee from being a passive owner of not more than 20% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation. The Restricted Period shall not apply to Employee if he is terminated without Cause, or if he terminates his employment with the Company for Good Reason.

(b)     During the Restricted Period, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof, (ii) hire any person who was an employee of the Company at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company. Notwithstanding anything herein to the contrary, nothing shall prevent the Employee from hiring an employee of the Company as a result of a general solicitation, including the internet, and not directly or indirectly through the Employee, and nothing shall prevent the Employee from doing business with or otherwise enjoying professional relationships with customers, suppliers, licensees or business relations of the Company if that business is not solicited directly or indirectly by Employee.

(c)     If, at the time of enforcement of this Section 6, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Employee agrees that the restrictions contained in this Section 6 are reasonable.

(d)     In the event of the breach or a threatened breach by Employee of any of the provisions of this Section 6, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and\or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Employee of this Section 6, the Restricted Period shall be tolled until such breach or violation has been duly cured.

7.     Property Rights In keeping with Employee's fiduciary duties to the Company, Employee hereby covenants and agrees that during Employee's Employment Period, and for a period of six (6) months following Employee's Termination Date if terminated by the Company for Cause or by the Employee without Good Reason, Employee shall promptly disclose in writing to Company any and all information, ideas, concepts, improvements, discoveries, inventions, and other intellectual properties, whether patentable or not, and whether or not reduced to practice, which are conceived, developed, made or acquired by Employee, either individually or jointly with others, and which relate to the business, products or services of Company or any of its affiliated entities. In consideration for Employee's employment hereunder, Employee hereby specifically sells, assigns and transfers to Company all of Employee's worldwide right, title and interest in and to all such information, ideas, concepts, improvements, discoveries, inventions and other intellectual properties which relate to the business, products or services of Company or any of its affiliated entities. If during the Employment Period, Employee creates any original work of authorship or other property fixed in any tangible medium of expression which (a) is the subject matter of copyright (including computer programs) and (b) relates to Company's present or planned business, products, or services, whether such property is created solely by Employee or jointly with others, such property shall be deemed a work for hire, with the copyright automatically vesting in Company. To the extent that any such writing or other property is determined not to be a work for hire for whatever reason, Employee hereby consents and agrees to the unconditional waiver of "moral rights" in such writing or other property, and to assign to Company all of Employee's right, title and interest, including copyright, in such writing or other property. Notwithstanding anything herein to the contrary, if Employee is terminated by the Company without Cause, or terminates his employment for Good Reason, his obligations to disclose the information set forth above, and to sell, assign and transfer such information to the Company, are no longer in effect after the Termination Date.

Employee hereby agrees (a) to exercise reasonable effort to assist Company or its nominee in the protection of any and all property subject to this Section, (b) not to disclose any such property to third parties who are not employed by the Company without the written consent of Company or its nominee, except as required by Employee's employment hereunder, and (c) at the request of Company, to execute such assignments, certificates or other interests as Company or its nominee may from time to time deem desirable to evidence, establish, maintain, perfect, protect or enforce its rights, title or interests in or to any such property.

8.     Representations Employee and the Company each represents and warrants to the other that (i) the execution, delivery and performance of this Agreement by such party does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such party is subject or by which it is bound, (ii) such party is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity that would be breached or violated by such party's execution and delivery or performance of this Agreement and (iii) upon the execution and delivery of this Agreement by such party, this Agreement shall be the valid and binding obligation of such party, enforceable against such party in accordance with its terms. Such party hereby acknowledges and represents that it has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

9.     Survival Sections 5 and 6 and Sections 9 through 16 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

10.     Notices Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Employee:

Jeremy Glenn Driver
21502 Rosehill Church Rd
Tomball, TX 77377

Notices to the Company:

Duma Energy Corp.
Attn: Chairman of the Board
800 Gessner, Suite 200
Houston, TX 77024

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or three (3) days after so mailed.

11.     Severability Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.     Complete Agreement This Agreement embodies with respect to the subject matter hereof the complete agreement and understanding among the parties and supersedes and preempts with respect to the subject matter hereof any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

13.     No Strict Construction The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party, it being understood that Section 6(c) contemplates that a court of competent jurisdiction shall be entitled to conform the express language of Section 6(a) if necessary in order to comply with Texas law.

14.     Counterparts This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.     Successors and Assigns This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns, except that Employee may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16.     Choice of Law All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

17.     Arbitration In the event of a dispute, the parties agree that such dispute shall be submitted to binding arbitration in Texas, U.S.A., pursuant to the rules of arbitration of the American Arbitration Association (the "Rules"). Except as set forth in this Section, the arbitration shall proceed pursuant to the Rules in effect on the date such arbitration is commenced. In the event of arbitration, the parties shall attempt to reach agreement on the selection of a single impartial arbitrator. If the parties are unable to agree on a single impartial arbitrator, each party shall select one impartial arbitrator and those arbitrators shall select a single impartial arbitrator who shall thereafter conduct the arbitration as the sole arbitrator. The arbitrator so selected shall be competent in the legal and technical aspects of the subject matter of this Agreement. The arbitrator shall not limit, expand or modify the terms of this Agreement nor award damages in excess of compensatory damages. Any party to the arbitration may seek conservatory or interim measures in accordance with the Rules. The prevailing party in the arbitration shall be awarded all attorney fees and costs incurred in the arbitration. The final award shall specify the factual and legal bases for the award, if any. Any final award or decision issued as a result of such arbitration shall be final, binding and conclusive between the parties, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. Each party to this Agreement hereby consents to non-exclusive jurisdiction and venue of the State of Texas, for any court proceedings to enforce any such final award or decision. Except where clearly prevented by the subject matter of the dispute, each party to this Agreement shall continue performing its respective obligations under this Agreement while the dispute is being resolved.

18.     Amendment and Waiver The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

EMPLOYEE:

/s/ Jeremy Glenn Driver
Jeremy Glenn Driver

COMPANY:

Duma Energy Corp.,
a Nevada corporation

By: /s/ Sarah Berel-Harrop
     Sarah Berel-Harrop, CFO